Exhibit 99.1

Contact: Robert M. Thornton, Jr. President & CEO (770) 933-7000 sunlink@sunlinkhealth.com

NEWS RELEASE

SUNLINK HEALTH SYSTEMS TO CONSIDER STRATEGIC ALTERNATIVES

Atlanta, Georgia (January 16, 2008) – SunLink Health Systems, Inc. (AMEX:SSY) today announced that it has retained Stephens Inc. for the purpose of advising the Board of Directors of SunLink in connection with an evaluation of the Company’s strategic alternatives, including, among others, (i) the proposal by Resurgence Health Group, LLC to acquire SunLink for $7.50 per share in cash and (ii) whether it would be in the best interest of SunLink, its shareholders and other applicable constituencies to remain an independent public company and continue to pursue SunLink’s existing business plan.

A spokesman for the Board stated: “SunLink is committed to enhancing shareholder value while maintaining high standards of responsibility to its patients, employees and physicians and the communities it serves. The business plan of the Company is sound and working. Although SunLink has not foreclosed any option, the Board will not approve efforts by any potential purchaser who seeks to acquire SunLink for less than its true value. Therefore, despite the Board’s authorization to evaluate the Company’s strategic alternatives, there is no assurance that any transaction will either be approved by the Board or result from this process.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and healthcare professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov .